Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-259619

PROSPECTUS

15,423,200 Shares of Common Stock

The selling shareholders of ShiftPixy, Inc. (“ShiftPixy,” “we,” “us” or the “Company”) listed beginning on page 18 of this prospectus may offer and resell under this prospectus (i) up to 2,850,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 12,573,200 shares of our Common Stock issuable upon exercise of warrants, including pre-funded warrants and warrants issued by the Registrant to A.G.P./Alliance Global Partners and its affiliates for compensation as placement agent in connection with the transactions described herein (collectively, the “Warrants”) acquired by the selling shareholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated August 31, 2021, by and among the Company and the investor listed therein (the “Investor”) and the Placement Agent Agreement, dated August 31, 2021, by and between the Company and A.G.P./Alliance Global Partners (the “Placement Agent Agreement”).

We are registering the resale of the shares of Common Stock covered by this prospectus as required by the Purchase Agreement and Placement Agent Agreement.  The selling shareholders will receive all of the proceePursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statementds from any sales of the shares offered hereby.  We will not receive any of the proceeds, but we will incur expenses in connection with the offering.  To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling shareholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices.  The timing and amount of any sale are within the sole discretion of the selling shareholders.  Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares.  For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 22 of this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” The last reported sale price of our Common Stock on April 6, 2022 was $0.63 per share.

Investing in our Common Stock is highly speculative and involves a significant degree of risk.  Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 10 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision.  You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of our Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

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 PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus.  It does not contain all the information you should consider before investing in our securities.  Important information is incorporated by reference into this prospectus.  To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

Overview

We are a human capital management (“HCM”) platform that provides real-time business intelligence along with HR services on a fee-based “software as a service” (“SAAS”) business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation coverage and administration related services, and provide employee benefits. The level of our administrative fees is dependent on the services provided to our clients which ranges from basic payroll processing to a full suite of human resources information systems (“HRIS”) technology. Our primary operating business metric is gross billings, consisting of our clients’ fully burdened payroll costs, which includes, in addition to payroll, workers’ compensation insurance premiums, employer taxes, and benefits costs.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows for workers to access and apply for job opportunities created by our clients and to provide traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the observed demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created out of the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

We have built our business on a recurring revenue model since our inception in 2015. Our initial market focus has been to monetize a traditional staffing services business model, coupled with developed technology, to address underserved markets containing predominately lower wage employees with high turnover, including the light industrial, food service, restaurant, and hospitality markets.

Although we have recently expanded into other industries, as noted below, for our fiscal year ended August 31, 2021 (“Fiscal 2021”), our primary focus was on clients in the restaurant and hospitality industries, market segments traditionally characterized by high employee turnover and low pay rates. We believe that these industries will be better served by our HRIS technology platform and related mobile smartphone application that provides payroll and human resources tracking for our clients. The use of our HRIS platform should provide our clients with real-time human capital business intelligence and we believe will result in lower operating costs, improved customer experience, and revenue growth. All of our clients enter into service agreements with us or one of our wholly-owned subsidiaries to provide these services.

We believe that our value proposition is to provide a combination of overall net cost savings to our clients, for which they are willing to pay increased administrative fees that offset the costs of the services we provide, as follows:

•	Payroll tax compliance and management services;

•	Governmental HR compliance such as for Patient Protection and Affordable Care Act (“ACA”) compliance requirements;

•	Reduced client workers’ compensation premiums or enhanced coverage;

•	Access to an employee pool of potential qualified applicants to reduce turnover costs;

•	Ability to fulfill temporary worker requirements in a “tight” labor market with our intermediation (“job matching”) services; and

•	Reduced screening and onboarding costs due to access to an improved pool of qualified applicants who can be onboarded through a highly advanced, efficient, and virtually paperless technology platform.

We believe that providing this baseline business, coupled with our technology solution, provides a unique, value-added solution to the HR compliance, staffing, and scheduling problems that businesses face. Over the past eighteen months, in the face of the COVID-19 pandemic, we have instituted various growth initiatives that are designed to accelerate our revenue growth. These initiatives include the matching of temporary job opportunities between workers and employers under a fully compliant staffing solution through our HRIS platform. For this solution to be effective, we need to obtain a significant number of WSEs in concentrated geographic areas to fulfill our clients’ unique staffing needs and facilitate the client-WSE relationship.

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The Private Placement

On August 31, 2021, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd. (“Armistice”), pursuant to which we issued and sold, in a private placement (the “Offering”), an aggregate of (i) 2,850,000 shares (the “Shares”) of Common Stock, together with warrants (the “Common Warrants”) to purchase up to 2,850,000 shares of Common Stock, and (ii) 4,673,511 pre-funded warrants (the “Pre-funded Warrants”) with each Pre-funded Warrant exercisable for one share of Common Stock, together with Common Warrants to purchase up to 4,673,511 shares of Common Stock (collectively, the “Offering”). Each share of Common Stock and accompanying Common Warrant was sold together at a combined offering price of $1.595, and each Pre-funded Warrant and accompanying Common Warrant was sold together at a combined offering price of $1.5949. The Pre-funded Warrants are immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The Common Warrants have an exercise price of $1.595 per share, are immediately exercisable and expire five years from the effective date of this registration statement.

In connection with the Offering, we entered into a Placement Agent Agreement with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the Offering. Pursuant to the Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the Offering. In addition to the cash fee, we agreed to issue to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of Shares and shares of Common Stock issuable upon exercise of the Pre-funded Warrants sold in the Offering (the “Placement Agent Warrants” and, together with the Common Warrants and the Pre-funded Warrants, the “Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months from issuance and expiring four years from the effective date of this registration statement, and have an initial exercise price of $1.7545 per share.

In connection with the Offering, we are obligated, among other things, to (i) file a registration statement with the SEC within 15 days following the closing of the Offering for purposes of registering the Shares and the shares of Common Stock issuable upon exercise of the Warrants, including the Pre-funded Warrants and the Placement Agent Warrants, for resale by the selling shareholders, (ii) use our commercially reasonable best efforts to have the registration statement declared effective within sixty (60) days after closing of the Offering (or ninety (90) days after the closing of the Offering if the registration statement is reviewed by the SEC), and (iii) maintain the registration until the selling shareholder no longer hold any Shares or Warrants, including Pre-funded Warrants and Placement Agent Warrants.

As described in detail below, a portion of the proceeds of the Offering has been devoted to our funding activities in connection with our sponsorship, through one of our wholly owned subsidiaries, of Industrial Human Capital, Inc. (“IHC”), our special purpose acquisition company, or “SPAC,” which consummated its initial public offering on October 22, 2021. We expect to devote a portion of the proceeds from the exercise of any warrants issued pursuant to the Offering to funding IHC’s initial business combination (“IBC”), as detailed below. We believe that IHC, upon completing its IBC, will have a material positive impact on our results of operations. Nevertheless, the failure of IHC to complete its IBC would likely have a material adverse effect on our results of operations and future results. For further discussion, please refer to the “Risk Factors”, below, including the discussion under the heading “There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of IHC requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.”

The foregoing descriptions of the Purchase Agreement, the Placement Agent Agreement, the form of Warrant and the form of Pre-funded Warrant are not complete and are subject to and qualified in their entirety by reference to the Purchase Agreement, the form of Warrant and the form of Pre-funded Warrant, respectively, copies of which are attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to the Current Report on Form 8-K dated August 31, 2021, and are incorporated herein by reference

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Recent Developments

Warrant Exercise

On January 26, 2022, we entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with Armistice to cash exercise certain of their warrants to purchase up to an aggregate of 4,948,453 shares of Common Stock (the “Existing Warrants”). The Existing Warrants were initially issued on May 17, 2021 with an exercise price per share of $2.425, were immediately exercisable and were set to expire on June 15, 2026. Pursuant to the Exercise Agreement, to induce Armistice to cash exercise the Existing Warrants, (i) the exercise price per share of the Existing Warrants was reduced to $1.20 and (ii) we issued Armistice a new warrant to purchase up to an aggregate of 9,896,906 shares of Common Stock (the “New Warrant”), with such New Warrant to be issued on the basis of two New Warrant shares for each share of the Existing Warrant that is exercised for cash (the “Warrant Exercise”). The New Warrant has an exercise price per share of $1.55, is exercisable commencing July 28, 2022 and is set to expire on July 28, 2027. We received aggregate gross proceeds of approximately $5.9 million from the cash exercise of the Existing Warrants. The Existing Warrants and the underlying shares of Common Stock were registered pursuant to our Registration Statement on Form S-3 (File No. 333-256834), filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), on June 4, 2021, and declared effective on June 15, 2021.

Vensure Litigation

On September 7, 2021, Shiftable HR Acquisition, LLC, a wholly-owned subsidiary of Vensure Employer Services, Inc. (collectively, “Vensure”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware asserting claims against us for breach of contract and declaratory judgment arising from the January 2020 Asset Purchase Agreement (the “APA”) between Vensure and us, pursuant to which Vensure purchased certain assets from us for total consideration of $19 million in cash, with $9.5 million to be paid at closing, and the remainder to be paid in 48 equal monthly installments (the “Installment Sum”). The Complaint does not specify the amount of damages sought and, in any event, we believe that, even if Vensure were to prevail, the amount recoverable would be less than the Installment Sum due to us under the APA but unpaid to date after offsetting any such recovery. Nevertheless, we deny Vensure’s claims and intend to defend the lawsuit vigorously while pursuing recovery of the unpaid Installment Sum from Vensure. Accordingly, on November 4, 2021, the Company filed its Answer and Counterclaim to Vensure’s Complaint, in which it not only denied Vensure’s claims, but also asserted counterclaims for breach of contract and tortious interference with contract.

May 2021 Private Placement

On May 13, 2021, we entered into a Securities Purchase Agreement with Armistice, pursuant to which we issued and sold, in a private placement (the “May Offering”), an aggregate of (i) 2,320,000 shares (the “May Shares”) of Common Stock, together with warrants (the “May Common Warrants”) to purchase up to 2,320,000 shares of Common Stock, and (ii) 2,628,453 pre-funded warrants (the “May Pre-funded Warrants”) with each May Pre-funded Warrant exercisable for one share of Common Stock, together with May Common Warrants to purchase up to 2,628,453 shares of Common Stock. Each share of Common Stock and accompanying May Common Warrant was sold together at a combined offering price of $2.425, and each May Pre-funded Warrant and accompanying May Common Warrant was sold together at a combined offering price of $2.4249. The May Pre-funded Warrants were immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the May Pre-funded Warrants are exercised in full. The May Common Warrants had an exercise price of $2.425 per share, were immediately exercisable and were set to expire on June 15, 2026. The May Common Warrants were exercised in connection with the Warrant Exercise.

In connection with the May Offering, we entered into a Placement Agent Agreement (the “May Placement Agent Agreement”) with the Placement Agent, pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the May Offering. Pursuant to the May Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the May Offering. In addition to the cash fee, we issued to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of the May Shares and shares of Common Stock issuable upon exercise of the May Pre-funded Warrants sold in the May Offering (the “May Placement Agent Warrants”). The May Placement Agent Warrants are exercisable for a period commencing on November 17, 2021 and expiring June 15, 2025, and have an initial exercise price of $2.6675 per share.

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Sponsorship of Special Purpose Acquisition Companies

On April 29, 2021, we announced our sponsorship, through our wholly-owned subsidiary, ShiftPixy Investments, Inc. (“Investments”), of four SPAC IPOs but have since withdrawn the initial public offering registration statements related to three such SPACs in order to focus on the growth and expansion of our Company and to completing IHC’s IBC. The registration statement and prospectus relating to the IHC initial public offering (“IHC IPO”) was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the New York Stock Exchange (“NYSE”) on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds of $115 million for IHC. In connection with the IHC IPO, we purchased, through Investments, 4,639,102 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. IHC currently intends to use the proceeds of the IHC IPO to acquire companies in the light industrial segment of the staffing industry, and our goal is to enter into one or more CSAs with IHC following its IBC. Immediately following the IHC IPO, IHC began to evaluate acquisition candidates. IHC has twelve months to complete its IBC from the closing of the IHC IPO. We currently own, through Investments, approximately 15% of the issued and outstanding stock of IHC.

We expect to invest or otherwise extend capital, through Investments, totaling up to approximately $6,164,102 in connection with our sponsorship of IHC, including $25,000 to purchase founder shares (the “Founder Shares”) (previously paid on February 18, 2021), $4,639,102 to purchase private placement warrants (previously paid on October 22, 2021) and up to $1.5 million in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to IHC may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and it does not consummate its IBC, such working capital loans are unlikely to be repaid.

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We expect IHC to operate as a separately managed, publicly traded entity following the completion of its IBC, or “De-SPAC”. We anticipate entering into service agreements with IHC’s post business combination staffing entities that will allow it to participate in our HRIS platform. We believe that our sponsorship of IHC focusing upon its IBC within the staffing industry has the potential to generate significant revenues and earnings for us.

We may receive up to approximately $12.66 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants. We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to extend loans to IHC in connection with its IBC if required.

Our board of directors (the “Board”) recently passed a resolution determining that we should not pursue direct acquisition opportunities at this time, but should instead use available capital that could be used for acquisitions to support our sponsorship of the SPACs, including the acquisition activities being conducted by IHC. As a result, we are devoting a substantial portion of our working capital to supporting the activities of IHC as it progresses toward its IBC, which includes time and expense devoted to evaluating acquisition candidates, conducting due diligence, advancing legal and audit fees, and assisting in the recruitment of top management following De-SPAC. We anticipate that certain of the gross proceeds of any Warrant exercises will support these activities, depending on their timing. Accordingly, we do not believe at present that there is a substantial likelihood that IHC will compete with us for suitable acquisition targets. Further, we do not anticipate that IHC will enter into an IBC with a target business that will be affiliated with us, Investments, or any of our officers or directors. To the extent IHC proposes to enter into a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

Launch of ShiftPixy Labs

We also announced, in July 2020, our “ShiftPixy Labs” initiative, which includes the development of ghost kitchens in conjunction with our wholly-owned subsidiary, ShiftPixy Ghost Kitchens, Inc. Through this initiative, we intend to bring various food delivery concepts to market that will combine with our HRIS platform to create an easily replicated, comprehensive food preparation and delivery solution. The initial phase of this initiative is being implemented in our dedicated kitchen facility located in close proximity to our Miami headquarters, which we are already showcasing through the distribution of video programming on social media produced and distributed by our wholly -owned subsidiary, ShiftPixy Productions, Inc. If successful, we intend to replicate this initiative in similarly constructed facilities throughout the United States and in selected international locations. We also intend to provide similar services via mobile kitchen concepts, all of which will be heavily reliant on our HRIS platform and which we believe will capitalize on trends observed during the COVID-19 pandemic toward providing customers with a higher quality prepared food delivery product that is more responsive to their needs.

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Impact of COVID-19

The COVID-19 pandemic continues to provide both business setbacks and business opportunities. Our growth trajectory has been muted by the economic impacts of the COVID-19 pandemic on our core business clients, primarily restaurants and nurse staffing organizations supplying health services not related to COVID-19.

The COVID-19 pandemic has significantly impacted and delayed our expected growth, which we saw initially through a decrease in our billed customers and WSEs beginning in mid-March 2020, when the State of California first implemented “lockdown” measures. Substantially all of our billed WSEs as of February 29, 2020 worked for clients located in Southern California, and were primarily in the QSR industry. Many of these clients were required to furlough or lay off employees or, in some cases, completely shutter their operations. For our clients serviced prior to the March 2020 pandemic lockdown, we experienced an approximate 30% reduction in business levels within six weeks after the first lockdown commenced. Early in the pandemic, the combination of our sales efforts and the tools that our services provide to businesses impacted by the COVID-19 pandemic resulted in additional business opportunities for new client location additions, as did the fact that many of our clients received Payroll Protection Plan loans (“PPP Loans”) under the CARES Act, which supported their businesses and payroll payments during in-store lockdowns. Nevertheless, during the quarter ended May 31, 2020, our WSE billings per client location decreased as many of our clients were forced to cease operations or reduce staffing. On July 13, 2020, the Governor of the State of California re-implemented certain COVID-19 related lockdown restrictions in most of the counties in the state, including those located in Southern California where most of our clients were located. The mercurial nature of the pandemic led to recurring lockdowns through the issuance of additional orders by state and county health authorities that yielded uneven patterns of business openings and closings throughout our clients’ markets, which also experienced significant lockdowns beginning in late November 2020 and through the year-end holiday season as a spike in COVID-19 cases was observed.

The negative impact of these lockdowns on our business and operations continued through our third quarter of Fiscal 2021 in a see-saw pattern, with some improvement observed after the removal of many restrictions in California and elsewhere from March through June 2021, only to be followed by the reimplementation of restrictions in the face of the pandemic resurgence fueled by the spread of the Delta variant of the virus. While the availability of PPP Loans to our clients mitigated the negative impact on our business during the initial stages of the pandemic, we believe that the failure of the government to renew this program exacerbated the deleterious impact of subsequent restrictions and lockdowns on our financial results for Fiscal 2021. We have observed some degree of business recovery as these lockdowns have relaxed and vaccination efforts have accelerated, and we believe that, to the extent that COVID-19 infection rates continue to decrease, and vaccination rates increase, governmental authorities will continue to remove restrictions, which will fuel our clients’ business recoveries. Nevertheless, we remain concerned that the recent resurgence of the virus, in the form of the Omicron variant, could have a material negative impact on our business and results of operations, as could the emergence of additional variants of the virus in the future.

We have also experienced increases in our workers’ compensation reserve requirements, and we expect additional workers’ compensation claims to be made by furloughed employees. We also expect additional workers’ compensation claims to be made by WSEs required to work by their employers during the COVID-19 pandemic. On May 4, 2020, the State of California indicated that workers who became ill with COVID-19 would have a potential claim against workers’ compensation insurance for their illnesses. These additional claims, to the extent they materialize, could have a material impact on our workers’ compensation liability estimates.

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Going Concern

As of November 30, 2021, we had cash of $2.1 million and a working capital deficit of $11.9 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $158.1 million as of November 30, 2021. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements incorporated in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our information technology (“IT”) and HRIS platform, as well as our activities in connection with our sponsorship of IHC described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of IHC and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We have been and expect to continue to be impacted by the COVID-19 pandemic, from which we have experienced both positive and negative impacts. Our current business focus is providing human capital and payroll services for the restaurant and hospitality industries, which have seen a reduction in payroll and consequently a reduction in payroll processing fees on a per WSE and per location basis. However, we believe that we provide the means for current and potential clients to adapt to many of the obstacles posed by COVID-19 by offering additional services such as delivery, which have facilitated an increase in our client and client location counts, resulting in recovery of billings lost during the first months of the pandemic. Beginning in June 2020, our billings per WSE and per location improved as lockdowns in its primary Southern California market were lifted. Although the State of California re-implemented lockdowns in November 2020, we believe that many of our clients have modified their businesses after the initial lockdowns to adapt somewhat to these adverse circumstances. Further, the recent acceleration in the roll-out of COVID-19 vaccines throughout California and the entire country has resulted in an easing of business operating restrictions. Nevertheless, if lockdowns resume, our client’s delay hiring or rehiring employees, or if our clients shut down operations, our ability to generate operational cash flows may be significantly impaired.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 (the “Annual Report”), incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

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Corporate Information

We were incorporated under the laws of the State of Wyoming on June 3, 2015. Our principal executive office is located at 501 Brickell Key Drive, Suite 300, Miami, FL 33131, and our telephone number is (888) 798-9100. Our website address is www.shiftpixy.com. Our website does not form a part of this prospectus and listing of our website address is for informational purposes only.

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THE OFFERING

Shares of Common Stock	Up to 15,423,200 shares of Common Stock.
that May be Offered by the
Selling Shareholders

Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock by the selling shareholders.  However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $12.66 million.  We intend to use the proceeds we receive from the exercise of the Warrants to fund approximately $1.5 million working capital loans to IHC to finance transaction costs in connection with IHC’s IBC and for general corporate purposes, including working capital, operating expenses and capital expenditures.

Use of Proceeds	See the section titled “Use of Proceeds” for additional information.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	“PIXY”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” included in this prospectus and beginning on page 19 of the Annual Report, incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling shareholders for offer and sale, we are referring to the shares of Common Stock sold to the selling shareholders, as well as the shares of Common Stock issuable upon exercise of the Warrants, each as described under “The Offering” and “Selling Shareholders.” When we refer to the selling shareholders in this prospectus, we are referring to the selling shareholders identified in this prospectus and, as applicable, their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

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RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities.  In particular, you should carefully consider and evaluate the risks and uncertainties described below and under the heading “Risk Factors” in the Annual Report.  Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus.  As a result, you could lose all or part of your investment.

Risks Relating to Our Business

There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of IHC requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.

As of November 30, 2021, we had cash of $2.1 million and a working capital deficit of $11.9 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $158.1 million as of November 30, 2021. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements incorporated in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of IHC described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of IHC and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to extend loans to IHC in connection with its IBC if required.  There is no assurance that IHC will be able to consummate its IBC within twelve months from the closing of the IHC IPO, in which case IHC would cease all operations except for the purpose of winding up. While we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

We expect to invest or otherwise extend capital, through Investments, totaling up to approximately $6,164,102 in connection with our sponsorship of IHC, including $25,000 to purchase Founder Shares (previously paid on February 18, 2021), $4,639,102 to purchase private placement warrants (previously paid on October 22, 2021) and up to $1.5 million in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to IHC may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and it does not consummate its IBC, such working capital loans are unlikely to be repaid.

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We will lose our entire investment in IHC if it is unable to consummate its IBC. We have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our Company and to completing IHC’s IBC. The combined value of our equity investment in our sponsored SPACs, as carried on the consolidated balance sheet included in the financial statements accompanying our Annual Report on Form 10-K, filed with the SEC on December 3, 2021, is $47,472,000, which we have computed in accordance with accounting principles generally accepted in the United States, and which constitutes the majority of the carrying value of our total assets as reflected on our consolidated balance sheet; however, we expect our forfeiture of Founder Shares of Vital, TechStackery and Firemark to significantly decrease the value of our equity investment described above. Further, if IHC is unable to consummate its IBC, then our Founder Shares and private placement warrants in IHC will be worthless. Even if IHC is able to consummate its IBC, we can provide no assurance that the value of our equity investment in IHC will not decline significantly based upon a variety of factors, including, without limitation, stockholder and general market reaction to IHC’s IBC, redemption requests received from IHC stockholders in connection with any proposed IBC, and IHC stockholder dilution resulting from additional capital raises or other financing transactions undertaken by IHC in connection with its IBC.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into client services agreements with IHC’s post business combination entity, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into client services agreements with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

We believe that our current cash position, along with our cost controls, projected revenue growth and anticipated financing from potential institutional investors, will be sufficient to alleviate substantial doubt and fund our operations for at least a year from the date of this Form 10-K. If these sources do not provide the capital necessary during the next twelve months, we may need to curtail certain aspects of our operations or expansion activities, consider the sale of additional assets, or consider other means of financing. We can give no assurance that we will be successful in implementing our business plan and obtaining financing on terms that are advantageous to us, or that any such additional financing will be available.

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We will lose our entire investment in IHC if IHC does not complete its initial business combination and our officers may have a conflict of interest in determining whether a particular business combination target is appropriate for IHC.

On April 29, 2021, we announced our sponsorship, through Investments, of four SPAC IPOs, but have since withdrawn the initial public offering registration statements of three such SPACs in order to focus on the growth and expansion of our company and to completing IHC’s IBC. We purchased Founder Shares in each SPAC, through Investments, for an aggregate purchase price of $100,000, or $25,000 per SPAC. The number of Founder Shares issued to us was determined based on the expectation that such Founder Shares would represent 15% of the outstanding shares of each SPAC after its initial public offering (excluding the private placement warrants described below and their underlying securities). We are likely to be able to make a substantial profit on our nominal investment in the Founder Shares of IHC even at a time when IHC’s public shares have lost significant value. On the other hand, the IHC Founder Shares will be worthless if it does not complete its IBC. Accordingly, Investments will benefit from the completion of IHC’s IBC and may be incentivized to complete an IBC of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

The registration statement and prospectus relating to IHC’s IPO was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the NYSE on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds for IHC of $115 million. In connection with the IHC IPO, we purchased, through our wholly-owned subsidiary, 4,639,102 placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The IHC private placement warrants will be worthless if IHC does not complete an IBC. Each whole private placement warrant is exercisable to purchase one whole share of common stock in each SPAC at $11.50 per share. Also, as previously disclosed, on February 18, 2021, we invested an aggregate of $100,000 to purchase Founder Shares in all four of our sponsored SPACs through Investments, though we now intend to forfeit the Founder Shares of Vital, TechStackery and Firemark.

The investment amounts set forth above do not include loans that Investments has extended to our four SPACs. As of the date of this prospectus, Investments has been fully repaid by IHC; however, Investments previously extended loans to Vital, TechStackery and Firemark in an aggregate amount of $550,000 to cover IPO-related and organizational expenses of each SPAC, including SEC registration, legal and auditing fees, which we do not expect to be repaid.

In addition, we may extend working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid. Up to $1,500,000 of such working capital loans may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid.

We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to purchase private placement warrants and to extend loans to IHC in connection with its IBC.

The interests of our officers who also serve as officers of IHC, and Mr. Absher, our Chairman and Chief Executive Officer who also serves as Chairman of the Board of Directors of IHC, may influence their motivation in identifying and selecting a target business combination for IHC, completing IHC’s IBC and influencing the operation of the business following IHC’s IBC.

There is no assurance that IHC will be able to complete its IBC within the next twelve months. While we believe that IHC, after completing its IBC, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on IHC to generate revenue in the future.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into CSAs with the SPACs, and regardless of whether IHC is able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into CSAs with IHC’s post business combination entity on terms that are beneficial to us, or if IHC is unable to complete its IBC.

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Certain of our officers and directors have potential conflicts of interest arising from our sponsorship activities of IHC.

Our officers may not commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and IHC.  All of our officers are engaged with IHC and our officers are not obligated to contribute any specific number of hours per week to our affairs. All of our officers serve as officers of IHC and Mr. Absher, our Chairman and Chief Executive Officer, also serves as Chairman of the Board of Directors of IHC. While we do not believe that the time devoted to IHC will undermine their ability to fulfill their duties with respect to our Company, if the business affairs of IHC require them to devote substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs which may have a negative impact on our operations. The interests of each of these individuals in our Company and IHC may influence their motivation in identifying and selecting a target business combination, completing an IBC and influencing the operation of our business following IHC’s IBC.

None of our officers or directors (i) hold any equity interest in IHC, (ii) receive any form of compensation from IHC, or (iii) have any pecuniary interest related to IHC separate and apart from their pecuniary interest in our Company. While Messrs. Absher, Carney and Gans, as officers and/or directors of both our Company and IHC, owe fiduciary duties to each entity, our Board has considered this matter and determined that no disabling conflict of interest has arisen or is likely to arise that would prevent these individuals from discharging their fiduciary duties on behalf of our Company. As a result, our Board has (i) approved our sponsorship of IHC through our subsidiary, Investments, (ii) approved Messrs. Absher, Carney and Gans serving as officers and/or directors of IHC, and (iii) approved the allocation of additional ShiftPixy resources, including financial backing and personnel, for the purpose of supporting the activities of IHC as it pursues its IBC. Further, we do not anticipate that IHC will enter into an IBC with a target business affiliated with us, Investments, or any of our officers or directors. To the extent IHC were to propose a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to conduct our operating business and our IHC sponsorship activities.

Section 3(a)(1)(C) of the Investment Company Act 1940 (the “1940 Act”) defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of Government securities (as defined in the 1940 Act) and cash items) on an unconsolidated basis (the “40% Threshold”). We acquired the Founder Shares on April 22, 2021 and we believe that we exceeded the 40% Threshold on October 19, 2022 in connection with the pricing of IHC’s IPO exclusive of Government securities and cash items. Investments acquired 4,312,500 Founder Shares on April 22, 2021 for an aggregate purchase price of $25,000, or approximately $0.006 per share. Prior to the pricing of IHC’s IPO on October 19, 2021, there was substantial doubt as to whether the IPO would be completed on the proposed terms, or at all, and therefore, the fair market value of the Founder Shares owned by us had significantly less value than $10.00 per unit, the IPO price. On October 19, 2022, upon pricing of IHC’s IPO, the Founder Shares had a market value of $21,100,000 based on the $10.00 per unit offering price. Accordingly, we believe that October 19, 2022 is the beginning of the one-year temporary safe harbor under Rule 3a-2 promulgated under the 1940 Act, as described below.

Rule 3a-2 provides a temporary safe harbor from application of the 1940 Act’s provisions to certain issuers that are in transition to a non-investment company business. Specifically, Rule 3a-2 deems an issuer that meets the definition of “investment company” in Section 3(a)(1)(A) or 3(a)(1)(C) of the 1940 Act not to be an investment company for a period not to exceed one year, provided that the conditions of the rule are satisfied. Pursuant to Rule 3a-2, the one-year period begins on the earlier of: (i) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis; or (ii) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding the 40% Threshold. Accordingly, we believe that our IHC sponsorship activities fall within the safe harbor under Rule 3a-2 of the 1940 Act, which allows a 3(a)(1)(C) investment company (as a “transient investment company”) a grace period of one year from the date of classification, to avoid registration under the 1940 Act. The SEC’s IM Guidance Update No. 2017-03 (March 2017) specifically states that the “purpose of Rule 3a-2 is to temporarily relieve certain issuers that are in transition to a non-investment company business from the registration and other requirements of the 1940 Act.” In that guidance, the Staff of the SEC also acknowledged that the “one-year period for transient investment companies should be available to issuers that have a bona fide intent to be engaged primarily in a non-investment company business.” As provided in Rule 3a-2, during the one-year period, the issuer must undertake activities that are consistent with an objective to no longer be an “investment company” by the end of this period. In addition, the issuer’s board of directors must adopt a resolution that commits the issuer to undertake activities in order to achieve this objective.

We have withdrawn the initial public offering registration statements of Vital, TechStackery and Firemark in order to focus on the growth and expansion of our company and on the completion of IHC’s IBC. We believe that these actions, together with our ongoing operations, evidence our bona fide intent to be engaged primarily in a non-investment company business as soon as is reasonably possible in accordance with the safe harbor provided by Rule 3a-2. Our board of directors has adopted a resolution committing our company to our historical operating business to provide human capital outsourcing solutions, which does not include the business of investing, reinvesting, owning, holding, or trading in securities, and owning or proposing to acquire investment securities. The IHC IPO registration statement and related prospectus include an exception permitting Investments to transfer its ownership in the Founder Shares at any time to the extent that Investments determines, in good faith, that such transfer is necessary to ensure that it and/or any of its parents, subsidiaries or affiliates are in compliance with the 1940 Act. To comply with Rule 3a-2, we intend to sell the Founder Shares or dividend the Founder Shares to our shareholders by October 19, 2022, the end of the one-year period afforded by the safe harbor for transient investment companies under Rule 3a-2. To this end, we have also forfeited our Founder Shares of Vital, TechStackery and Firemark. As a result, we believe that we will not be required to register as an investment company under the 1940 Act.

Notwithstanding the foregoing, the acquisition of additional investment securities, including potentially as a result of making working capital loans to IHC, could be viewed as business activities inconsistent with this requirement.

We expect IHC to operate as a separately managed, publicly traded entity following the completion of its IBC. We anticipate entering into one or more service agreements with IHC post business combination that will allow its clients to participate in our HRIS platform. We believe that focusing upon the successful completion of IHC’s IBC within the staffing industry has the potential to generate significant revenues and earnings for us.

If we are deemed to be an investment company under the Investment Company Act of by virtue of our IHC sponsorship activities or based upon a determination that we exceeded the 40% Threshold prior to October 19, 2021, our future activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to conduct our business and raise working capital.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure different from our current operating structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

If we were deemed to be subject to the 1940 Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to operate our business.

Financial Market Risks

If we are unable to continue to meet the listing requirements of Nasdaq, our common stock will be delisted.

Our common stock currently trades on Nasdaq, where it is subject to various listing requirements including minimum per share prices. On April 4, 2022, we were notified by Nasdaq that we are not in compliance with certain of these listing requirements, and that failure to correct these deficiencies could result in delisting. We believe that we will be able to address Nasdaq’s concerns within the timeframe required for continued listing, and that we will then return to being in full compliance with all of its listing requirements. Nevertheless, if we are not able to meet Nasdaq’s listing standards in the future, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report entitled “Risk Factors” and “Description of Business,” and our most recent quarterly report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our future financial performance, including our revenue, costs of revenue and operating expenses;

•	our ability to achieve and grow profitability;

•	our ability to continue as a going concern, and the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to form ongoing, profitable relationships with IHC described above;

•	our predictions about industry and market trends;

•	our ability to successfully expand internationally;

•	our ability to effectively manage our growth and future expenses;

•	our estimated total addressable market;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	the attraction and retention of qualified employees and key personnel;

•	the effect COVID-19 or other public health issues could have on our business and financial condition and the economy in general;

•	uncertainties regarding the effect of general economic and market conditions;

•	the impact of geopolitical events, including Russia’s recent invasion of Ukraine;

•	our ability to successfully defend litigation brought against us; and

•	our use of the net proceeds from this offering, if any.

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We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and incorporated by reference, particularly in the section entitled “Risk Factors” beginning on page 19 of our Annual Report that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

You should also consider carefully the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus and in the documents incorporated or deemed incorporated herein or therein by reference, which address various factors that could cause results or events to differ from those described in the forward-looking statements.  All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  We have no plans to update these forward-looking statements.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock by the selling shareholders named in this prospectus, and the selling shareholders will receive all of the proceeds from this offering.

We may receive up to approximately $12.66 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants.

We intend to use the proceeds we receive from the exercise of the Warrants to fund approximately $1.5 million working capital loans to IHC to finance transaction costs in connection with IHC’s IBC and for general corporate purposes, including working capital, operating expenses and capital expenditures.

The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants. Our expected use of the proceeds from the exercise of the Warrants represents our current intentions based upon our present plans and business conditions. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies. We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months to extend loans to IHC in connection with its IBC if required.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 22, 2021, IHC consummated the IHC IPO which raised $115 million of gross proceeds for IHC. In connection with the IHC IPO, we purchased, through Investments, 4,639,102 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The unaudited pro forma balance sheet as of August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021. The unaudited pro forma income statement for the year ended August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021.

The unaudited pro forma balance sheet and the unaudited pro forma income statement should be read in conjunction with our historical consolidated financial statements and the related notes included in the Annual Report which are incorporated by reference herein. See “Information Incorporated By Reference.” The unaudited pro forma balance sheet and the unaudited pro forma income statement may not be useful in predicting the future financial condition and results of operations of our company. The actual financial condition and results of operations of our company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

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Unaudited Pro Forma Balance Sheet

	August 31, 2021	Gross proceeds from units offered to public (1)	Sale of Warrants (2)	Deferred Offering Cost (3)	Total
ASSETS
Current assets
Cash	$1,199,000		$1,265,000		$2,464,000
Accounts receivable, net	498,000				498,000
Unbilled accounts receivable	2,741,000				2,741,000
Deposit – workers’ compensation	155,000				155,000
Prepaid expenses	605,000				605,000
Other current assets	126,000				126,000
Current assets of discontinued operations	356,000				356,000
Total current assets	5,680,000	—	1,265,000	—	6,945,000

Fixed assets, net	2,784,000				2,784,000
Note receivable, net	4,004,000				4,004,000
Deposits – workers’ compensation	386,000				386,000
Deposits and other assets	944,000				944,000
Deferred offering costs – SPACs (See Note 6)	48,261,000			(9,485,000)	38,776,000
Investment held in Trust account	—	115,000,000	1,725,000		116,725,000
Non-current assets of discontinued operations	883,000				883,000
Total assets	$62,942,000	$115,000,000	$2,990,000	$(9,485,000)	$171,447,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and other accrued liabilities	$6,553,000				$6,553,000
Payroll related liabilities	7,876,000				7,876,000
Accrued workers’ compensation costs	663,000				663,000
Current liabilities of discontinued operations	1,516,000				1,516,000
Total current liabilities	16,608,000	—	—		16,608,000
Non-current liabilities
Accrued workers’ compensation costs	1,646,000				1,646,000
Non-current liabilities of discontinued operations	3,765,000				3,765,000
Total liabilities	22,019,000	—	—		22,019,000
Commitments and contingencies
Class A common stock subject to possible redemption	—	115,000,000	1,725,000		116,725,000
Stockholders’ deficit
Preferred stock, 50,000,000 authorized shares; $0.0001 par value	—				—
Common stock, 750,000,000 authorized shares; $0.0001 par value; 25,863,099 and 16,902,146 shares issued as of August 31, 2021 and August 31, 2020	3,000				3,000
Additional paid-in capital	142,786,000		1,265,000	(9,485,000)	134,566,000
Accumulated deficit	(149,338,000)				(149,338,000)
Total ShiftPixy Inc Stockholders' Deficit	(6,549,000)	—	1,265,000	(9,485,000)	(14,769,000)
Non controlling interest in consolidated subsidiaries (See Note 6)	47,472,000				47,472,000
Total liabilities and stockholders’ deficit	$62,942,000	$115,000,000	$2,990,000	$(9,485,000)	$171,447,000

(1)	Represents the sale of 11,500,000 IHC Units for $10.00 per unit, each IHC Unit consisting of one share of redeemable IHC common stock and one warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment.

(2)	Represents the purchase by us, through Investments as the sponsor of IHC, of 4,639,102 private placement warrants for $1.00 per warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment, for total proceeds of $4,639,000 to IHC. $1,725,000 of such proceeds were allocated to IHC’s trust account for prepaid interest payable upon redemption of IHC common stock and $1,649,000 of such proceeds were allocated for underwriter and professional fees and costs associated with the IHC IPO. The additional paid-in capital associated with the $4,639,000 private placement proceeds was allocated as follows: (i) $3,573,000 to IHC common stock subject to possible redemption to maintain minimum equity in IHC and (ii) $1,066,000 to additional paid-in capital.

(3)	On April 22, 2021, IHC transferred a total of 2,000,000 Founder Shares to a third party (“the representative”). The transfer of the Founder Shares created a deferred offering cost because it was deemed to be compensation to the representative. A value of $4.75 per share was estimated to be the fair value based in comparison to similar transactions. Accordingly, a value of $9,485,000 was considered an element of offering cost of the IHC IPO. The deferred offering cost was charged to additional paid-in capital upon the completion of the IHC IPO on October 22, 2021.

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Unaudited Pro Forma Income Statement

	August 31, 2021	General and Administrative Costs (1)	Total
Revenues (gross billings of $79.0 million and $65.5 million less worksite employee payroll cost of $55.6 million and $56.9 million, respectively)	$23,420,000	$—	$23,420,000
Cost of revenue	23,098,000	—	23,098,000
Gross Profit	322,000	—	322,000
Operating expenses:
Other Operating Expenses	21,071,000	—	21,071,000
General and Administrative	6,596,000	111,000	6,707,000
Total operating expenses	27,667,000	111,000	27,778,000
Operating Loss	(27,345,000)	(111,000)	(27,456,000)
Other (expense) income:	20,000	—	20,000
Income tax expense	(42,000)	—	(42,000)
Loss from continuing operations	(27,367,000)	(111,000)	(27,478,000)
Total Income (Loss) from discontinued operations, net of tax	(2,509,000)	—	(2,509,000)
Net loss	$(29,876,000)	$(111,000)	$(29,897,000)

(1)	Represents General and Administrative Costs for IHC for the period ended August 31, 2021, which includes insurance, administration fees, franchise tax fees, licensing and other expenses.

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SELLING SHAREHOLDERS

This prospectus relates to the sale or other disposition of up to 15,423,200 shares of our Common Stock and shares of Common Stock issuable to the selling shareholders upon exercise of the Warrants by the selling shareholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.  The shares of Common Stock covered hereby were issued by us in the Offering.  See “The Offering” beginning on page 9 of this prospectus.

The table below sets forth information as of April 1, 2022, to our knowledge, for the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by the selling shareholders.  The second column lists the number of shares of Common Stock and percentage beneficially owned by the selling shareholders as of April 1, 2022.  The third column lists the maximum number of shares of Common Stock that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part. The selling shareholders may sell or otherwise dispose of some, all or none of their shares.  Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a shareholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the shareholder has the right to acquire within 60 days of April 1, 2022.  The percentage of beneficial ownership for the selling shareholders is based on 28,713,099 shares of our Common Stock outstanding as of April 1, 2022 and the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of April 1, 2022 beneficially owned by the applicable selling shareholder.  Except as described below, to our knowledge, none of the selling shareholders has been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years.  Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

The shares of Common Stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders.  After the date of effectiveness of such registration statement, the selling shareholders may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Common Stock.

Information about the selling shareholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

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	Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering
Selling Shareholder	Number (1)	% (2)		Number (3)	% (3)
Armistice Capital Master Fund Ltd.(4)	15,047,022	43.6	15,047,022	—	—%
A.G.P./Alliance Global Partners(5)	327,147	1.1	131,661	195,486	*
David Bocchi(6)(7)	136,872	*	56,426	80,446	*
Alex Barrientos(6)(8)	143,538	*	56,426	87,112	*
David Birenbaum(6)(9)	30,656	*	12,226	18,430	*
Zachary Hirsch(6)(10)	10,636	*	2,821	7,815	*
Emanuel Cohen(6)(11)	5,229	*	1,881	3,348	*
Carmelo Cataudella(6)(12)	5,229	*	1,881	3,348	*
Harry Ioannou(6)(13)	92,399	*	36,113	56,286	*
George Anagnostou(6)(14)	87,066	*	36,113	50,953	*
Zachary Grodko(6)(15)	18,694	*	7,524	11,170	*
James Tang(6)(16)	18,694	*	7,524	11,170	*
Keith Donofrio(6)(17)	40,196	*	16,177	24,019	*
Thomas Higgins(6)(18)	12,354	*	5,643	6,711	*
Kevin Oleskewicz(6)(19)	5,999	*	3,762	2,237	*

*Less than one percent

(1)	The shares of Common Stock underlying the Warrants are convertible or exercisable within 60 days of April 1, 2022.

(2)	Based on a denominator equal to the sum of (i) 28,713,099 shares of our Common Stock outstanding on April 1, 2022, and (ii) the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of April 1, 2022 beneficially owned by the applicable selling shareholder.

(3)	Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 44,136,299 shares of Common Stock, consisting of (a) 28,713,099 shares of our Common Stock outstanding on April 1, 2022, and (b) the 15,423,200 shares of our Common Stock underlying the Warrants offered under this prospectus. The number of shares listed do not take into account any limitations on exercise of the Warrants.

(4)	The shares reflected as beneficially owned by Armistice Capital Master Fund in the table above consist of (i) 2,850,000 shares of common stock, (ii) 4,673,511 shares of common stock that may be purchased pursuant to the exercise of Pre-funded Warrants within 60 days of April 1, 2022 and (iii) 7,523,511 shares of common stock that may be purchased pursuant to the exercise of Common Warrants within 60 days of April 1, 2022. Excludes 9,896,906 shares of common stock that may be purchased pursuant to the exercise of the New Warrant issued in connection with the Warrant Exercise.

(5)	The shares reflected as beneficially owned by A.G.P./Alliance Global Partners (“A.G.P.”) in the table above consist of (i) 131,661 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 86,598 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 108,888 shares of common stock that may be purchased pursuant to the exercise of warrants issued to A.G.P. in connection with its role as underwriter in previous public offerings for the Company (the “Underwriter Warrants”) within 60 days of April 1, 2022.

(6)	The selling stockholder is an employee of A.G.P./Alliance Global Partners, which is a registered broker-dealer that acted as our placement agent in the Offering.

(7)	The shares reflected as beneficially owned by David Bocchi in the table above consist of (i) 56,246 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 43,333 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

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(8)	The shares reflected as beneficially owned by Alex Barrientos in the table above consist of (i) 56,426 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 49,999 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(9)	The shares reflected as beneficially owned by David Birenbaum in the table above consist of (i) 12,226 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 8,041 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 10,389 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(10)	The shares reflected as beneficially owned by Zachary Hirsch in the table above consist of (i) 2,821 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 3,093 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 4,722 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(11)	The shares reflected as beneficially owned by Emanuel Cohen in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(12)	The shares reflected as beneficially owned by Carmelo Cataudella in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(13)	The shares reflected as beneficially owned by Harry Ioannou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 32,533 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(14)	The shares reflected as beneficially owned by George Anagnostou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 27,200 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(15)	The shares reflected as beneficially owned by Zachary Grodko in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(16)	The shares reflected as beneficially owned by James Tang in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(17)	The shares reflected as beneficially owned by Keith Donofrio in the table above consist of (i) 16,177 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 10,640 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 13,379 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

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(18)	The shares reflected as beneficially owned by Thomas Higgins in the table above consist of (i) 5,643 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 3,711 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 3,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

(19)	The shares reflected as beneficially owned by Kevin Oleskewicz in the table above consist of (i) 3,762 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of April 1, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of April 1, 2022 and (iii) 1,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of April 1, 2022.

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PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable best efforts to keep this registration statement effective at all times until the Investor no longer owns any shares of Common Stock, Warrants or shares of Common Stock issuable upon the exercise of the Warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered in this prospectus has been passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming. Certain other matters in connection with this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, and

EXPERTS

Our consolidated financial statements incorporated in this Prospectus by reference from our 2021 Annual Report on Form 10-K have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.  The address of the SEC's website is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of Common Stock covered hereby.  As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement.  You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and website of the SEC referred to above.  You may also access our filings with the SEC on our website, which is located at http://www.shiftpixy.com/.  The information contained on our website is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33958):

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 15, 2022;

•	our Annual Report on Form 10-K for the year ended August 31, 2021, filed with the SEC on December 2, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on February 28, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended November 30, 2021, filed with the SEC on January 14, 2022, as amended by our Quarterly Report on Form 10-Q/A filed with the SEC on January 18, 2022;

•	our Current Reports on Form 8-K, filed with the SEC on September 2, 2021, October 27, 2021, December 2, 2021, January 27, 2022, March 18, 2022, April 1, 2022 and April 7, 2022; and

•	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on November 28, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to ShiftPixy Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131. Our phone number is (888) 798-9100.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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